                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of l934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c)  or ss.240.14a-12

           US Diagnostic Inc.
         -----------------------------------------------------------------------
         (Name of Registrant as Specified In Its Charter)

         -----------------------------------------------------------------------
         (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

            ---------------------------------------------


         2) Aggregate number of securities to which transaction applies:

            ---------------------------------------------


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ---------------------------------------------


         4) Proposed maximum aggregate value of transaction:

            ---------------------------------------------

         5) Total fee paid:

            ---------------------------------------------


[   ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

            ---------------------------------------------

         2) Form, Schedule or Registration Statement No.:

            ---------------------------------------------

         3) Filing Party:

            ---------------------------------------------

         4) Date Filed:

            ---------------------------------------------

                               US DIAGNOSTIC INC.
                    777 SOUTH FLAGLER DRIVE, SUITE 1201 EAST
                         WEST PALM BEACH, FLORIDA 33401
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD TUESDAY, OCTOBER 20, 1998
                             ---------------------

To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of US Diagnostic Inc., a Delaware corporation ("the Company"), will be held on Tuesday, October 20, 1998, at 10:00 a.m. local time at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, FL 33401. The meeting is called for the following purposes:

     1. To elect a board of seven directors; and

     2. To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The close of business on September 11, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ FRANCIS J. HARKINS, JR.

                                          FRANCIS J. HARKINS, JR.
                                          Secretary
West Palm Beach, Florida
September 21, 1998

                               US DIAGNOSTIC INC.
                    777 SOUTH FLAGLER DRIVE, SUITE 1201 EAST
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 832-0006
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                OCTOBER 20, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of US Diagnostic Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, FL 33401, on Tuesday, October 20, 1998, at 10:00 a.m. local time, and for any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

     It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about September 21, 1998. The Company's Annual Report, including audited financial statements for the fiscal year ended December 31, 1997, is being mailed or delivered concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

REVOCABILITY OF PROXY

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (i) delivering to the Company (to the attention of Francis J. Harkins, Jr., the General Counsel of the Company) a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $0.01 per share (the "Common Stock"). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies and estimates that such services would cost approximately $5,000 (plus reasonable out-of-pocket expenses).

     The close of business on Friday, September 11, 1998 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 22,712,433 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 11,356,217 shares of Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes (shares represented by a limited proxy but, as to a specific proposal, brokers are prohibited from exercising discretionary authority) are each included in the determination of the number of shares present and voting in determining the existence of a quorum at the Annual Meeting, and each is tabulated separately. Election of directors requires a plurality of the votes cast. Abstentions and broker non-votes have no legal effect on the election of directors. As to all other matters, in determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes have no legal effect on whether a matter is approved. If no specific instructions are given with respect to matters to be acted upon at the Annual Meeting, shares of Common Stock represented by a properly executed proxy will be voted (i) FOR the election of management's nominees for directors listed in Proposal No. 1 and
(ii) in accordance with the best judgment of the persons acting under the proxy concerning such other matters that are properly brought before the meeting or any adjournment or postponements thereof.

     Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-Laws provide that the number of directors shall be not more than nine directors and shall be fixed from time to time by the Board of Directors. The Board of Directors is currently fixed at seven members. Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified.

     The nominees for election as directors at the Annual Meeting are Messrs. Hartley, Jennings, McIntosh, O'Hanlon, Paul, Rausser and Richey. Except for Messrs. Jennings and McIntosh, all of the nominees are currently members of the Board of Directors of the Company. The Board of Directors recommends that all of the nominees be elected as directors of the Company, and it is intended that the accompanying proxy will be voted for the election of the seven nominees as directors, unless the proxy contains contrary instructions.

     The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be nominated by the Board of Directors.

     The Company's By-Laws set forth procedures by which stockholders of the Company who are stockholders of record as of the record date entitled to vote in the election of directors may nominate persons for election to the Board of Directors. Such nominations shall be considered timely, in the case of an annual meeting, if received by the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the meeting was sent (estimated for the 1998 Annual Meeting of Stockholders to be September 21,
1998). The stockholder's nomination must include: (a) all information required to be disclosed in the solicitation of a proxy pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including the nominee's written consent to serve as a director if elected); (b) the nominating stockholder's name and address as they appear on the Company's books; and (c) the number of shares of Common Stock of the Company beneficially owned by such nominating stockholder.

NOMINEES

     The following sets forth the names and ages of the seven nominees for election to the Board of Directors, their respective principal occupations or employment histories and, if applicable, the period during which each has served as a director of the Company.

     C. Keith Hartley -- age 56 -- has been a member of the Board of Directors of the Company since September 1996 and served as Co-Chairman of the Board from December 1, 1997 to June 1998. Since August

1995, Mr. Hartley also has been Managing Partner, Corporate Finance, of Forum Capital Markets LLC, an investment banking firm. From May 1991 to August 1995, Mr. Hartley was an independent financial consultant, and from February 1990 to May 1991, he was a Managing Director of Peers & Co., a merchant banking firm. From 1973 to 1989, Mr. Hartley was a Managing Director of Drexel Burnham Lambert Incorporated. Mr. Hartley also is a director of Comdisco, Inc. and Swisher International Group, Inc.

     Kenneth R. Jennings -- age 43 -- is newly nominated to the Board of Directors of the Company. Since 1993, Dr. Jennings has been a partner with Andersen Consulting where his area of focus is the health care management industry, specifically the development of high performance health care organizations. He also directs the firm's health care merger and acquisition practice. He is one of the authors of the book, "Changing Health
Care -- Creating Tomorrow's Winning Health Enterprise Today," and his writings on health care have been published frequently in numerous journals. Dr. Jennings is a director of Lumenol, a medical products and molecular diagnostics company.

     David McIntosh -- age 51 -- is newly nominated to the Board of Directors of the Company. Since June 1998, Mr. McIntosh has been the Chief Executive Officer of Fire Protection, Inc., a developer and distributor of a fire-blocking gel. Previously, Mr. McIntosh was the Chief Executive Officer of Gunster, Yoakley, Valdes-Fauli and Stewart, P.A., a prominent Florida-based international law firm, from 1984 through April 1998. Prior to 1984, Mr. McIntosh was a partner with Coopers & Lybrand, a public accounting firm. He is a director, officer and active member of numerous local, state and national foundations, committees, task forces, associations and charitable organizations.

     Michael A. O'Hanlon -- age 51 -- has served as a director of the Company since January 20, 1998. Since November 1995, Mr. O'Hanlon has served as the President and Chief Executive Officer of DVI, Inc. ("DVI"), the largest independent financier to the health care market in the United States. Mr. O'Hanlon was President and Chief Operating Officer of DVI from September 1994 to November 1995, and previously served as Executive Vice President of DVI. For nine years prior to joining DVI, Mr. O'Hanlon served as President and Chief Executive Officer of Concord Leasing, Inc., a provider of medical, aircraft, shipping, industrial and medical imaging equipment financing. Mr. O'Hanlon is a director of DVI.

     Joseph A. Paul -- age 40 -- has been a member of the Company's Board of Directors and its President since July 1, 1996, its Chief Operating Officer from July 1, 1996 through October 31, 1997, its interim Chief Executive Officer effective February 1, 1997 and became the Company's Chief Executive Officer in March 1997. From May 1994 to June 30, 1996, he was President of MediTek Health Corporation ("MediTek"), a corporation acquired by the Company from HEICO Corporation ("HEICO") in July 1996. Mr. Paul joined HEICO in 1991 as a Vice President and was responsible for forming MediTek. From 1981 until June 1997, Mr. Paul was a Vice President of Ambassador Square, Inc., a real estate development and management company, and from 1988 until June 1997, served as a Vice President of Columbia Ventures, Inc., a private investment company. Mr. Paul is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

     Gordon C. Rausser, Ph.D. -- age 54 -- has been a director of the Company since October 1994 and a consultant to the Company since January 1995. Dr. Rausser is co-founder, principal and director of LECG, Inc., an economics consulting group that provides consulting and litigation support services primarily to Fortune 500 companies. LECG, Inc. was publicly traded on the New York Stock Exchange until a recent merger. He is Chairman of the Board of TriColor Lines, a commercial real estate and export/import company with offices in San Francisco, London and Prague. Dr. Rausser has served as the Dean of the College of Natural Resources at the University of California at Berkeley ("UC-Berkeley") since 1994 and has been the Robert Gordon Sproul Distinguished Professor since 1986. He has won 15 national awards for his innovative economic research and strategic analysis. He was also the Chairman of the Department of Agricultural and Resource Economics at UC-Berkeley from 1979 to 1985 and again from 1992 to 1994. While on leave from his professorship position at UC-Berkeley, he served as Senior Economist on the Council of Economic Advisors from 1986 to 1987 and as Chief Economist of the Agency for International Development from 1988 to 1990.

     L.E. Richey, M.D. -- age 69 -- has been a director of the Company since June 1997, became Co-Chairman of the Board on December 1, 1997 and Chairman of the Board in June 1998. Dr. Richey is a radiologist with over 30 years of medical and entrepreneurial experience, including medical hospital ownership and management. In 1991, Dr. Richey founded U.S. Imaging, Inc., a group of eight multi-modality outpatient diagnostic imaging centers located in Houston and San Antonio, Texas, and served as its President from 1991 until it was acquired by the Company in June 1996. From 1965 until 1990, Dr. Richey served as the Director of Radiology at Polly Ryon Hospital, and currently, Dr. Richey serves as the Medical Director of four of the Company's imaging centers in Houston, Texas. Dr. Richey is founder and President of L.E. Richey Associates PLLC which provides radiology services in Houston and San Antonio, Texas.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

                               BOARD OF DIRECTORS

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held 18 meetings during the fiscal year ended December 31, 1997. During 1997, each director attended at least 75% of the meetings of the Board of Directors and any committee on which such director served. The Board currently has three committees: the Audit Committee, the Compensation Committee and the Executive Committee.

     The Audit Committee currently consists of two non-employee directors, Mr. Hartley and Dr. Richey. The Audit Committee is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company. The Audit Committee met twice in 1997.

     The Compensation Committee currently consists of two non-employee directors, Mr. Hartley and Dr. Richey. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the Company's 1995 Long-Term Incentive Plan and the issuance of stock options to the Company's officers, employees and consultants and also has authority to grant options to directors who are not employees of the Company. The Compensation Committee held three meetings in 1997.

     The Executive Committee of the Board of Directors currently consists of Messrs. Hartley and Paul and Drs. Richey and Rausser. The Executive Committee exercises the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. During 1997, the Executive Committee met four times.

     In January 1997, the Board appointed a Special Advisory Committee, consisting of non-employee directors Messrs. Laurans Mendelson (now a former director) and Hartley and Dr. Rausser, to review the Company's former relationship with Coyote Consulting and Financial Services, LLC and Keith Greenberg, a former independent consultant of the Company, and the Company's prior public disclosure regarding that relationship. In addition, in March 1997, the Special Advisory Committee recommended, and the Board adopted, certain procedures regarding the management of the Company, including background investigations of management and consulting candidates, strengthening disclosure review, and the election of two additional outside directors to the Board. The Special Advisory Committee was disbanded in July 1997 after having completed its function.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     A member of the Company's Board of Directors and Compensation Committee, Keith Hartley, is the managing partner of Forum Capital Markets LLC ("Forum"). Forum was the underwriter of the Company's

$57.5 million subordinated convertible debenture offering in 1996, and was paid an underwriting fee of $2.9 million. In addition, the Company sold to Forum, for nominal consideration, warrants which entitle Forum to purchase 319,445 shares of Common Stock at an exercise price of $9.00 per share. Mr. Hartley was elected to the Board of Directors of the Company on September 19, 1996, subsequent to the debenture offering.

     In June 1996, the Company acquired U.S. Imaging, Inc. ("U.S. Imaging") in a merger transaction pursuant to which U.S. Imaging merged into a wholly-owned subsidiary of the Company. The merger consideration paid to the former sole stockholder of U.S. Imaging, the Reese General Trust (the "Reese Trust"), was $7,000,000 in cash and 1,671,000 shares of Common Stock, of which 671,000 shares were placed in escrow. The Reese Trust subsequently transferred the shares to Lighthouse Capital Insurance Company. Dr. Richey does not have beneficial ownership of these shares. The shares held in escrow were to be released to Lighthouse if certain financial results were achieved by U.S. Imaging in 1997 and 1998. Of the shares held in escrow, 400,000 shares were released in 1997 and the balance was released in 1998. L. E. Richey, a director, Chairman of the Board of the Company and a member of the Compensation Committee, was the President of U.S. Imaging at the time of the merger. Dr. Richey became a director of the Company in June 1997 and was not a director or an employee of the Company at the time that the Company acquired U.S. Imaging.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Company receive a payment of $1,000 for each meeting of the Board that they attend and receive $500 for each committee meeting they attend. Board members are also reimbursed for their reasonable expenses incurred in serving as a director of the Company.

     In November 1997, the Board of Directors adopted a policy of granting options to purchase shares of the Company's Common Stock to directors who are not employees or principal stockholders of, or referring physicians to, the Company ("Director Options"), on the following terms: options to purchase 10,000 shares of Common Stock are granted to each such director (i) on the date such director is first elected or appointed to the Board of Directors and (ii) each year thereafter on the day of the first meeting of the board of directors immediately following any annual meeting of stockholders (so long as the director's term as a director continues after such annual meeting). Director Options have a term of five years, vest as determined by the Board of Directors and have an exercise price equal to the fair market value of the Common Stock on the date immediately preceding the date of the option grant. See "Stock Option Cancellation and Reissuance."

     Dr. Rausser is paid $25,000 each fiscal quarter pursuant to the terms of a Consulting Agreement with the Company dated January 1, 1995, and amended effective September 1995 and September 1996. See "Certain Relationships and Related Transactions."

     Charles Jacobson, a former director of the Company, and an entity in which he owns an equity interest, have management consulting arrangements with the Company lasting through the year 2000, pursuant to which the Company paid an aggregate of $104,312 to Mr. Jacobson and such entity in 1997 for management consulting services.

                               EXECUTIVE OFFICERS

     The following sets forth certain information with respect to the current executive officers of the Company (other than Messrs. Richey and Paul):

     David Cohen -- age 45 -- has been with the Company since August 1995 and is an Executive Vice President responsible for the Company's West Coast Operations. Mr. Cohen has been responsible for and/or involved with the development of diagnostic imaging centers for the past 16 years. From October 1994 until August 1995, Mr. Cohen served the Company as an independent consultant. From November 1992 to September 1994, Mr. Cohen was the President of FutureCare Affiliates, Inc., a company which he co-founded and that was acquired by the Company in November 1995. During 1991 and 1992, he was the Western Regional Manager for New Ventures and Acquisitions for DVI Health Services, Inc., a publicly-traded national health services organization. From 1986 to 1991, he served as an MRI consultant for Diasonics/

Toshiba America Medical Systems. Mr. Cohen was also an initial stockholder of Diversified Therapy Corp., a corporation in which the Company owns approximately a 25% interest.

     Francis J. Harkins, Jr. -- age 49 -- joined the Company in December 1997 as Executive Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Harkins served as Assistant General Counsel from 1993 to 1996, as Corporate Secretary from 1995 to 1997 and as Vice President and Associate General Counsel from 1996 to 1997 of Peoples Telephone Company, Inc., the largest independent operator of public pay telephones in the United States.

     Leon F. Maraist -- age 55 -- has served as Executive Vice President and Chief Operating Officer of the Company since November 1997. From 1993 to 1997, Mr. Maraist served as Vice President of NMC Diagnostic Services, Inc. ("NMC"), which provides mobile imaging diagnostics in physicians' offices and diagnostics in fixed sites. His responsibilities with NMC included marketing, sales, finance and operations. From 1992 to 1994, Mr. Maraist directed operations of the $1 billion nationwide dialysis division of NMC.

     J. Wayne Moor -- age 46 -- has been Chief Financial Officer of the Company since June 1997 and is an Executive Vice President and Assistant Secretary. From October 1994 until June 1997, Mr. Moor was an independent accounting consultant, and he served in that capacity for the Company from February 1997 until June 1997. From 1989 to October 1994, he was Executive Vice President in charge of commercial real estate and business lending at Cartaret Savings and AmeriFirst Banks.

     Len V. Platt -- age 45 -- has been with the Company since November 1996 and is Executive Vice President responsible for the Company's Southeast operations. From January 1995 until November 1996, Mr. Platt has held various sales and management positions, including National Sales Manager at Elscint, Inc., a manufacturer of imaging equipment. From August 1991 until January 1995, he was Regional Sales Manager of Otsuka Electronics.

     Arthur E. Quillo -- age 56 -- has been Executive Vice President of the Company since November 1996 and is responsible for the Company's South Central and Midwest regional operations. From June 1995 until he joined the Company in November 1996, Mr. Quillo was the Director of Operations at Voxel, Inc., a medical device company. From January 1993 through June 1995, Mr. Quillo served as Vice President of Field Operations of the Resonex Corporation, a manufacturer of magnetic resonance imaging equipment, and from August 1991 through October 1992, he served as President and Chief Operating Officer of MRI Medical Diagnostics ("MRI"), a start-up imaging center company. Mr. Quillo also held a broad range of positions at the Xerox Corporation for approximately 13 years and has accumulated over 14 years of experience in the medical imaging industry.

     Alan M. Winakor -- age 39 -- has been with the Company since October 1996 and is Executive Vice President responsible for the operations of the Company's Northeast Region. In 1986, he founded Medical Marketing Development, Inc., an owner and operator of six outpatient facilities in the New York area, which the Company acquired in October 1996.

     Amos F. Almand, III -- age 49 -- was elected Senior Vice President in May 1995. Mr. Almand served as a director of the Company from May 1995 to November 1997. Mr. Almand organized and was the owner of the general partner of Salisbury Imaging Ltd. from its founding in 1990 until it was acquired by the Company in 1995. Mr. Almand was also an initial stockholder, and is Chairman of the Board, of Diversified Therapy Corp., a corporation in which the Company owns approximately a 25% interest.

     Todd R. Smith -- age 34 -- has been Vice President and Chief Information Officer since January 1996. From October 1992 until its acquisition by the Company in November 1995, Mr. Smith was the President and, previously, Vice President of FutureCare Affiliates, Inc., a company he co-founded in 1992. From June 1991 to October 1992, he was an Assistant Vice President of DVI Health Services Corp., a publicly traded national health services organization, where he oversaw the acquisition and development of six health care service businesses. From 1990 to 1991, he was the President of Premier Health Strategies. From 1986 to 1991, he was Director of Project Development of TME, Inc. where he oversaw the development of a number of outpatient diagnostic imaging center limited partnerships.

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1997, 1996 and 1995, the compensation paid or accrued by the Company to its current Chief Executive Officer, its former Chief Executive Officer (whose employment concluded on March 31, 1997) and the four other most highly compensated executive officers for the fiscal year ended December 31, 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                     ANNUAL COMPENSATION                    COMPENSATION
                                          ------------------------------------------   -----------------------
                                                                                       RESTRICTED   SECURITIES
                                                                        OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
                NAME AND                                                COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
           PRINCIPAL POSITION             YEAR   SALARY($)   BONUS($)      ($)(1)        ($)(2)       (#)(3)         ($)
           ------------------             ----   ---------   --------   ------------   ----------   ----------   ------------
Joseph A. Paul(4)                         1997    222,346     50,000       15,240             --     200,000         7,450(5)
  Chief Executive Officer,                1996     98,485     25,000        6,000        573,125     300,000        45,555(6)
  President and Director                  1995         --         --           --             --          --            --

David Cohen(7)                            1997    200,000    114,645       15,240             --          --         3,000(5)
  Executive Vice President --             1996    197,307    123,205       12,000             --      50,000         1,615(5)
  West Coast Operations                   1995     41,538     26,000        5,000             --     150,000            --

Alan M. Winakor(8)                        1997    204,000     50,000           --             --          --         6,620(5)
  Executive Vice President --             1996     45,508     16,667           --             --     100,000           942(5)
  Northeast Region                        1995         --         --           --             --          --            --

Todd R. Smith (9)                         1997    120,769     68,250       12,651             --          --         1,873(5)
  Vice President and Chief                1996    126,923     27,500       12,000             --      20,000           542(5)
  Information Officer                     1995         --         --           --             --      80,000            --

Len V. Platt(10)                          1997    125,779     92,500        9,488             --      10,000        69,281(11)
  Executive Vice President --             1996     13,942     30,385           --             --      50,000            --
  Southeast Region                        1995         --         --           --             --          --            --

Jeffrey A. Goffman(12)                    1997     53,846         --           --             --          --         1,615(5)
  Former Director                         1996    189,038         --       14,747      2,510,625     350,000         2,826(5)
  Former Chief Executive Officer and      1995    137,500    100,000       12,000        256,250     150,000            --
  Former Chairman of the Board

---------------

(1) Represents car allowance.
(2) The number of shares of restricted stock outstanding at December 31, 1997 totaled 580,000 shares. The aggregate value of the restricted stock was $2,138,750 at December 31, 1997 based upon the closing market price of the Company's Common Stock on that date. The total number of shares of outstanding restricted stock included in the Summary Compensation Table that have vested, or will vest, in whole or in part, within three years after date of grant is 280,000 shares. Of these 280,000 shares, 260,000 shares vested in 1997, 15,000 shares will vest in 1998 and 5,000 shares will vest in 1999. Dividends will be paid on restricted stock to the extent paid on Common Stock.
(3) In 1996, the Company granted 100,000, 50,000, 20,000 and 100,000 options to
    Messrs. Goffman, Cohen, Smith and Paul, respectively, with an exercise price that was below the market price of the underlying Common Stock. The exercise price per underlying share was $7.125, and the market price of the underlying Common Stock at the date the options were granted was $12.875 per share. See "Stock Option Cancellation and Reissuance."
(4) Joseph A. Paul joined the Company in July 1996 and became its Chief Executive Officer in March 1997. The 1996 amounts only include Mr. Paul's compensation as President for the period from July 1, 1996 through December 31, 1996 and do not include a $200,000 bonus and $17,512 of vacation pay earned at MediTek Health Corporation and accrued prior to the acquisition of MediTek Health Corporation by the Company and paid by the Company in July 1996 subsequent to the date of acquisition. These amounts do not include Mr. Paul's 1996 salary and bonus earned for the period prior to the acquisition of MediTek Health Corporation by the Company (January 1, 1996 to June 30,
    1996) in the amounts of $70,488 and $37,500, respectively. Mr. Paul's salary and bonus at MediTek Health Corporation were $140,413 and $50,000, respectively, in 1995.
(5) Company contributions to the 401(k) Plan. The Company did not make contributions in 1995.

 (6) Reimbursement for Mr. Paul's relocation expenses totaled $43,040, and Company contributions to the 401(k) Plan on his behalf totaled $2,515.
 (7) Mr. Cohen's employment began in August 1995.
 (8) Mr. Winakor's employment began in October 1996.
 (9) Mr. Smith was granted 80,000 options in December 1995 pursuant to his employment contract. His employment commenced in December 1995, but all cash compensation was paid commencing in January 1996.
(10) Mr. Platt's employment began in November 1996.
(11) Reimbursement for Mr. Platt's relocation expenses totaled $66,783 and Company contributions to the 401(k) Plan totaled $2,498.
(12) On February 3, 1997, Mr. Goffman was placed on voluntary administrative leave by the Company's Board of Directors. During this administrative leave, he was relieved of all of his corporate duties and was not permitted to participate in any meetings of the Company's Board of Directors. In March 1997, Mr. Goffman ceased his employment with the Company. The Company entered into a Settlement Agreement and General Release with Mr. Goffman pursuant to which Mr. Goffman resigned as a director, officer and employee effective as of March 31, 1997. See "Certain Relationships and Related Transactions."

STOCK OPTIONS

     The following table sets forth information concerning the Named Executive Officers who were granted stock options during the fiscal year ended December 31, 1997:

                          OPTION/SAR GRANTS IN 1997(1)

                                                                                        POTENTIAL REALIZABLE
                                                                                                VALUE
                                                                                          AT ASSUMED ANNUAL
                                                PERCENT OF                                    RATES OF
                                   NUMBER OF      TOTAL                                      STOCK PRICE
                                   SECURITIES    OPTIONS                                    APPRECIATION
                                   UNDERLYING   GRANTED TO   EXERCISE OR                 FOR OPTION TERM(2)
                                    OPTIONS     EMPLOYEES    BASE PRICE    EXPIRATION   ---------------------
NAME                               GRANTED(#)    IN 1997       ($/SH)         DATE       5%($)       10%($)
----                               ----------   ----------   -----------   ----------   --------   ----------
Joseph A. Paul...................   200,000(3)     29.6%        6.25        4/23/2007   786,118    1,992,178

Len V. Platt.....................    10,000(4)      1.5%        4.56       11/21/2002    12,598       27,839


---------------

(1) See "Stock Option Cancellation and Reissuance."
(2) The potential realizable value is based on the term of the option at the time of grant. An assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that (i) the stock price on the date of grant was equal to the exercise price and (ii) such price appreciates at the indicated rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term at this appreciated price. The potential realizable value is not intended to forecast the future appreciation of the Common Stock and actual gains, if any, on stock option exercises will depend upon the future performance of the Common Stock and the date on which the options are exercised.
(3) The options granted vest immediately upon the earlier of (i) the Common Stock trading at a price per share of $10.00 or more as reported on the Nasdaq National Market and (ii) a change of control of the Company.
(4) The options granted vest in three equal annual installments beginning November 21, 1998.

     The following table sets forth fiscal year end option values for the Named Executive Officers who held unexercised options at December 31, 1997:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION VALUES(1)

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING                   IN-THE-MONEY
                                   SHARES                  UNEXERCISED OPTIONS AT          OPTIONS AT FISCAL
                                 ACQUIRED ON    VALUE        FISCAL YEAR END (#)              YEAR END($)
NAME                              EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
----                             -----------   --------   -------------------------   ----------------------------
Joseph A. Paul.................       0          N/A            33,334/466,666                    N/A
David Cohen....................       0          N/A            141,667/58,333                    N/A
Alan M. Winakor................       0          N/A             25,000/75,000                    N/A
Todd R. Smith..................       0          N/A             44,999/40,001                    N/A
Len V. Platt...................       0          N/A             16,666/43,334                    N/A
Jeffrey A. Goffman(3)..........       0          N/A           140,000/400,000                    N/A

---------------

(1) See "Stock Option Cancellation and Reissuance."
(2) As of December 31, 1997, none of the options was in-the-money.
(3) See "Certain Relationships and Related Transactions."

STOCK OPTION CANCELLATION AND REISSUANCE

     As discussed in the Compensation Committee Report, and as previously reported in the Company's Form 10-Q for the quarter ended June 30, 1998, in July 1998, the Company offered certain holders of stock options, including certain executive officers, the opportunity to cancel their outstanding stock options in exchange for the issuance of replacement stock options. The exercise price on the newly issued stock options was set at the fair market value of the Company's Common Stock on the date of issuance, which price was lower than the exercise price of the canceled options. This action was taken in order to provide an appropriate incentive to these individuals. The following option table sets forth certain information concerning the cancellation and new grants of stock options to executive officers of the Company in July 1998 and within the previous ten years.

                                                              TEN-YEAR OPTION/SAR REPRICINGS(1)
                                                                                                              LENGTH OF ORIGINAL
                                       NUMBER OF SECURITIES    MARKET PRICE OF   EXERCISE PRICE                  OPTION TERM
                                            UNDERLYING          STOCK AT TIME      AT TIME OF        NEW      REMAINING AT DATE
                                           OPTIONS/SARS        OF REPRICING OR    REPRICING OR    EXERCISE     OF REPRICING OR
NAME                         DATE(2)    REPRICED OR AMENDED     AMENDMENT ($)    AMENDMENT ($)    PRICE ($)    AMENDMENT (YRS.)
----                         -------   ---------------------   ---------------   --------------   ---------   ------------------
Joseph A. Paul               7/13/98           75,000            3.50                 7.13          3.50             2.9
Chief Executive Officer,     7/13/98          150,000            3.50                12.13          3.50             3.2
President and Director       7/13/98          150,001            3.50                 6.25          3.50             8.8
                                              -------
                                              375,001

David Cohen                  7/13/98           93,750            3.50                 5.00          3.50             7.0
Executive Vice President,    7/13/98           31,250            3.50                 7.13          3.50             7.9
West Coast Region                             -------
                                              125,000

Francis J. Harkins, Jr.      7/13/98           35,000            3.50                 3.69          3.50             4.4
Executive Vice President,
General Counsel and
Corporate Secretary

Leon F. Maraist              7/13/98           75,000            3.50                 6.50          3.50             4.3
Executive Vice President
and Chief Operating Officer

J. Wayne Moor                7/13/98           75,000            3.50                 6.69          3.50             3.9
Executive Vice President,
Chief Financial Officer
and Assistant Secretary

Len V. Platt                 7/13/98           41,667            3.50                11.25          3.50             3.4
Executive Vice President,    7/13/98            8,333            3.50                 4.56          3.50             4.4
Southeast Region                              -------
                                               50,000

Arthur E. Quillo             7/13/98           50,000            3.50                11.25          3.50             3.4
Executive Vice President,
South Central and Midwest
Region

Andrew P. Shaw               7/13/98           19,780            3.50                12.50          3.50             3.0
Executive Vice President     7/13/98           16,484            3.50                12.13          3.50             3.2
                             7/13/98            3,956            3.50                10.00          3.50             3.4
                             7/13/98           19,780            3.50                 6.25          3.50             3.8
                                              -------
                                               60,000

Alan M. Winakor              7/13/98           50,000            3.50                10.00          3.50             3.1
Executive Vice President,
Northeast Region

Amos F. Almand, III          7/13/98           11,905            3.50                 7.13          3.50             7.9
Senior Vice President        7/13/98           11,905            3.50                 7.13          3.50             7.9
                             7/13/98           26,190            3.50                 6.00          3.50             3.8
                                              -------
                                               50,000

C. Keith Hartley             7/13/98           11,818            3.50                12.13          3.50             5.2
Former Co-Chairman of the    7/13/98           41,364            3.50                 8.63          3.50             3.7
Board and Director           7/13/98           11,818            3.50                 6.50          3.50             4.3
                                              -------
                                               65,000

L.E. Richey, M.D.            7/13/98           12,500            3.50                 7.50          3.50             3.9
Chairman of the Board and    7/13/98           12,500            3.50                 6.50          3.50             4.3
Director                                      -------
                                               25,000(3)

---------------

(1) For an explanation of the repricing, see "Compensation Committee
    Report -- Stock Option Cancellation and Reissuance."
(2) The date reflects the date on which stock options to purchase shares of Common Stock were canceled and the date on which replacement stock options were issued.
(3) Also on July 13, 1998, the Board of Directors of the Company granted Dr. Richey options to purchase 345,000 shares of Common Stock in recognition of the extensive amount of time he has devoted to the Company and in anticipation of his future contributions as Chairman. The options are exercisable at a price of $3.50 per share, which represents the closing price of the Common Stock on the day immediately preceding the date of grant, and fully vest one year from date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE

THE COMMITTEE

     The two member Compensation Committee of the Company's Board of Directors is responsible for annually recommending to the Board of Directors the cash compensation payable to the Company's executive officers. Compensation decisions by the Compensation Committee are submitted to the Board of Directors for approval. During 1997, the Compensation Committee was comprised of Mr. C. Keith Hartley and Dr. L.E. Richey, each of whom is a non-employee director of the Company.

COMPENSATION STRUCTURE

     The key components of the compensation of the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table are base salary, annual bonus and stock-based incentives. The objective of the Company is to create a compensation package for executive officers that is competitive with compensation payable by comparable medical imaging and other companies of similar size and complexity, as well as to provide both short-term rewards and long-term incentives for positive individual and corporate performance. This policy is expected to attract, motivate and retain the qualified management necessary to promote continuing improvement in the Company's performance and long-term stockholder value.

     Based on both objective and subjective determinations, the Chief Executive Officer recommends to the Compensation Committee the amount of total compensation payable to the executives named in the Summary Compensation Table other than himself for each fiscal year. The Committee undertakes a review of such recommendations in light of the factors noted by the Chief Executive Officer and the various factors discussed below. The Committee sets the compensation payable to the Chief Executive Officer relying on similar factors. In the compensation process, predetermined performance targets are used for purposes of compensation decisions. Relevant subjective criteria are used as well in the Committee's reasonable business discretion. The compensation recommendations of the Chief Executive Officer have historically been approved by the Committee and the Board of Directors.

     The various components of the Company's executive compensation are discussed below.

  Salaries

     The base salaries of the executives named in the Summary Compensation Table, including the base salary of the Chief Executive Officer of the Company, are deliberately set at a level the Company believes to be comparable to salaries paid to executive officers of companies of comparable size. The objective of the Company is to attract and retain the best possible individuals while setting compensation at levels which are sufficiently competitive with companies of similar size and complexity. The base salary is reviewed annually.

     Joseph A. Paul became President of the Company in June 1996 and permanent Chief Executive Officer in March 1997. Mr. Paul's base salary as an employee of the Company is set at $235,000 annually and includes other terms as set forth in the "Employment Agreements" section of this Proxy Statement. These terms were established after arms-length negotiations between the Company and Mr. Paul and are believed by the Company to be appropriate for an executive of Mr. Paul's experience in the increasingly competitive and rapidly evolving medical imaging industry.

  Bonuses

     The emphasis on annual discretionary bonuses allows the Company greater flexibility in rewarding favorable individual and corporate performance and in motivating executives. The bonus for the Chief Executive Officer is tied to earnings per share, among other considerations. Further, the Compensation

Committee generally considers in reviewing bonus recommendations the increase in the Company's revenues, scan volume, new center openings, EBITDA, collection of accounts receivable, employee growth and the completion and integration of significant acquisitions, among other factors.

  Stock-Based Incentives

     The third component of the Company's executive compensation is comprised of stock-based incentive plans. The Committee considers the current year's vesting of previously issued shares under the Company's 1995 Long Term Incentive Plan in evaluating the executive compensation recommendations of the Chief Executive Officer. Whereas the cash bonus payments are intended to reward positive short-term individual and corporate performance, grants under the stock-based plans are intended to provide executives with longer term incentives which appreciate in value with the continued favorable performance of the Company. Such options generally vest over a period of years and thus are helpful in retaining qualified executives. The use of stock incentives is intended to align the interests of the Company's executives with that of the Company's stockholders. In 1997, the Committee granted options with respect to 675,000 shares of the Company's Common Stock. Of those options, 595,000 were granted to executive officers of the Company, representing 88.1% of the total options granted to all employees. Options with respect to an aggregate of 210,000 shares of Common Stock were granted to Named Executive Officers.

  Stock Option Cancellation and Reissuance

     Pursuant to the 1995 Long Term Incentive Plan, the Compensation Committee had granted stock options to certain members of management and other senior employees at exercise prices ranging from $3.69 to $13.50 per share. After the decline in the market price of the Company's Common Stock, the Compensation Committee considered whether or not, in conjunction with the other forms of compensation, the outstanding stock options were sufficient to motivate and retain certain members of management and other senior employees. The Compensation Committee concluded that the outstanding options were insufficient to motiviate and retain these key employees and, therefore, the Compensation Committee granted new options to certain employees in consideration of their agreement to cancel their outstanding options. Accordingly, in July 1998, the Compensation Committee approved a resolution canceling 1,461,000 options outstanding under the 1995 Long Term Incentive Plan and reissuing 1,175,001 options with an exercise price of $3.50 per share, which was the market price per share of Common Stock at that time. For information regarding the stock options reissued to each named executive officer as well as to other executive officers, see "Ten-Year Option/ SAR Repricings."

                                          The Compensation Committee

                                          C. Keith Hartley
                                          L.E. Richey, M.D.

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total returns (as described below) of the Company's Common Stock with the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index for the period commencing October 20, 1994 (the date on which trading in the Company's Common Stock commenced) and ending December 31, 1997. The interim measurement points are the last days of the years during the measurement period: December 31, 1994, December 31, 1995, December 31, 1996, and December 31, 1997.

     Stockholder returns are calculated assuming $100 was invested at the closing market prices on October 20, 1994, assuming in all cases reinvestment of any subsequent dividends. The Performance Graph below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned that historical stock price performance shown on the Performance Graph is not necessarily indicative of future stock price performance and in no way reflects the Company's forecast of future stock price performance.

                                                         US              NASDAQ            NASDAQ
               Measurement Period                    DIAGNOSTIC          STOCK             HEALTH
             (Fiscal Year Covered)                      INC.             MARKET           SERVICES
             ---------------------                   ----------          ------           --------
                  10/20/94                              100               100               100
                    12/94                                86                99                97
                    12/95                               138               140               123
                    12/96                               176               172               123
                    12/97                                70               211               125

EMPLOYMENT AGREEMENTS

     Joseph A. Paul and the Company entered into a five-year employment agreement, dated June 18, 1996, for Mr. Paul to serve as President and a director of the Company. Effective in February 1997, he was also appointed as interim Chief Executive Officer of the Company, and in March 1997, he became Chief Executive Officer. The agreement provides for an annual base salary of $200,000 during the first year of its term, and for annual increases in each of the remaining years of at least 5% per year. The agreement also provides for an annual bonus of $50,000 during the first year and a bonus in each subsequent year as determined by the Compensation Committee. In April 1997, the Compensation Committee recommended and the Board of Directors approved that effective May 1, 1997, Mr. Paul receive a salary of $235,000 per year, subject to an annual increase of 5% per year, and a bonus based upon the Company meeting certain financial targets. The agreement provides that all options and restricted stock awards granted to Mr. Paul will vest if he is terminated without cause or upon a change of control of the Company. During the term of his employment with the Company, Mr. Paul is also entitled to (i) participation in all other benefit plans provided by the Company to its executives, (ii) four weeks paid vacation per year and (iii) a $1,000 per month non-accountable car allowance. The agreement also provides that, upon the occurrence of the following events, Mr. Paul has the right to elect to deem his employment to have been terminated by the Company without cause and receive a lump sum payment equal to 2.9 times the annual salary and incentive or bonus payments made to him by the Company during the most recent fiscal year: (i) Mr. Paul no longer exercises all of the duties and responsibilities and no longer possesses substantially all of the authority provided for in the agreement; (ii) the Company materially breaches the agreement or the performance of its duties and obligations thereunder; or (iii) there are certain changes of control or ownership of the Company. The agreement also restricts Mr. Paul from competing with the Company or soliciting customers or other business for any entity other than the Company during the term of the agreement and for a period of one year following termination, and from disclosing certain confidential information with respect to the Company. If, however, Mr. Paul's employment is terminated without cause or he terminates his agreement upon a material breach by the Company, his non-compete and non-solicit restrictions will not apply following termination.

     David Cohen and the Company entered into a four-year employment agreement in August 1995, as amended in May 1997. Mr. Cohen currently serves as Executive Vice President of West Coast Operations. The agreement provides that Mr. Cohen's annual base salary was $120,000 for the first year of the agreement and will be no less than 110% of the previous year's base salary. Currently, Mr. Cohen's annual base salary is $200,000. Mr. Cohen is entitled to an annual bonus equal to the greater of five percent of the net income before taxes of the Company's San Francisco Magnetic Resonance Center ("SFMRC") or $50,000. Mr. Cohen was also entitled to a cash bonus of three percent of the net income before taxes resulting from Mr. Cohen's identification and development of certain mergers and acquisitions that were consummated by the Company prior to June 1, 1997. Under the terms of his agreement, Mr. Cohen was granted (i) 100,000 fully vested stock options at an exercise price of $5.125 per share and (ii) 50,000 options with an exercise price of $5.125 per share, which vest at the rate of 12,500 options per year, but only for each year in which the SFMRC earns a minimum of $250,000 before taxes. See "Stock Option Cancellation and Reissuance." In the event that Mr. Cohen's duties and authority are materially diminished or the Company materially breaches the agreement, Mr. Cohen is entitled to deem his employment terminated without cause and receive all compensation which would have accrued to him under the agreement for the longer of the remainder of the term or for a period of one year. Mr. Cohen is entitled to (i) participation in all other benefit plans provided by the Company to its executives, (ii) four weeks paid vacation per year and (iii) a $1,000 per month non-accountable car allowance. The agreement also restricts Mr. Cohen from competing with the Company and from disclosing confidential information with respect to the Company, although if Mr. Cohen so deems his employment terminated without cause, he may, under certain circumstances, waive certain payments from the Company and be relieved from the non-competition restrictions.

     Todd R. Smith and the Company entered into a three-year employment agreement, dated December 7, 1995, effective December 5, 1995, which was amended and restated on August 9, 1996, pursuant to which Mr. Smith serves as the Company's Chief Information Officer and Vice President. The agreement provides for an annual base salary of not less than $120,000 during 1997 and $125,000 for 1998. Mr. Smith is also entitled to an annual discretionary bonus, and a bonus of $750 for each facility the computer system of which is brought on-line pursuant to certain specifications. In addition, Mr. Smith received 80,000 stock options in December 1995 at an exercise price of $6.50 per share which were to vest in three equal installments on December 7, 1996, 1997 and 1998. All options granted to Mr. Smith will vest upon the earlier of (i) Mr. Smith's employment terminating without cause and (ii) upon a change of control of the Company. During the term of his employment, Mr. Smith is also entitled to (i) participation in all other benefit plans provided by the Company to its executives, (ii) four weeks paid vacation per year and (iii) a $1,000 per month non-accountable car allowance. In the event that the Company materially breaches the employment agreement or in the event of certain changes in control or ownership of the Company, Mr. Smith may elect to deem his employment terminated by the Company without cause and in accordance with this provision, Mr. Smith would be entitled to receive lump sum compensation, bonus and certain reimbursements and benefits equal to two years' annualized compensation (unless the remaining term of the agreement is less than one year, in which case Mr. Smith is entitled to one year's annualized compensation, bonus and certain reimbursements and benefits). If Mr. Smith releases the Company from its obligation to pay such lump sum compensation, the Company will release him from the post-termination non-compete and non-solicitation restrictions of the agreement. The employment agreement restricts Mr. Smith from competing with the Company and soliciting Customers (as defined in the agreement) during a 12 month period after the date of termination and from disclosing certain confidential information with respect to the Company. The non-compete and non-solicit restrictions will not apply if the agreement is terminated by the Company without cause or by Mr. Smith upon a material breach by the Company.

     Len V. Platt and the Company entered into a three-year employment agreement, dated October 15, 1996, effective November 1, 1996, pursuant to which Mr. Platt serves as the Company's Executive Vice President in charge of the Southeast Region. The agreement provides for an annual base salary of $125,000 during the first year of the term of his employment, $132,500 for the second year and $140,000 for the third year. Mr. Platt was guaranteed a minimum bonus of $25,000 for the first 12 months of his employment, payable at the same intervals as his base salary. In addition, Mr. Platt is also entitled to a bonus based on achievement of certain earnings goals outlined in the employment agreement not to exceed 40% of his base salary and to compensation for any forfeited commission/bonus from a former employer. In addition, Mr. Platt (i) was granted 50,000 stock options with an exercise price of $11.25 per share, which vest over the three-year term of his employment with the Company, (ii) will be eligible to receive 10,000 additional stock options at the end of years one and two of his term of employment and (iii) is entitled to future discretionary grants of options. See "Stock Option Cancellation and Reissuance." All options granted to Mr. Platt will vest upon the earlier of (i) the termination of Mr. Platt's employment with the Company without cause and (ii) a change of control of the Company. During the term of his employment, Mr. Platt is entitled to (i) health insurance in accordance with the Company's existing benefit package for senior management, (ii) three weeks paid vacation per year and (iii) a $750 per month car allowance. In the event that the Company materially breaches the employment agreement or in the event of certain changes in control or ownership of the Company, Mr. Platt may elect to deem his employment terminated by the Company without cause. In accordance with this provision of his employment agreement, Mr. Platt would be entitled to receive lump sum compensation, bonus and certain reimbursements and benefits equal to two years' annualized compensation (unless the remaining term of the agreement is less than one year, in which case Mr. Platt is entitled to one year's annualized compensation, bonus and certain reimbursements and benefits). If Mr. Platt releases the Company from its obligation to pay such lump sum compensation, the Company will release him from the post-termination non-compete and non-solicitation restrictions of the agreement. The employment agreement restricts Mr. Platt from competing with the Company and soliciting Customers (as defined in the agreement) during a 12 month period after the date of termination and from disclosing certain confidential information with respect to the Company. Such restrictions will not apply if the agreement is terminated by the Company without cause or by Mr. Platt upon a material breach by the Company.

     Alan M. Winakor and the Company entered into a five-year employment agreement, dated September 4, 1996. Mr. Winakor currently serves as Executive Vice President of the Company in charge of the Northeast Region. The agreement provides for an annual base salary of $200,000 during the first year of its term, and for annual increases in each of the remaining years of at least 5% per year. The agreement also provides for an annual bonus of $50,000 in each of the first two years of the term of the agreement and a $50,000 bonus in each subsequent year that the net income before taxes attributable to the six imaging centers previously operated by Medical Marketing Development, Inc., a subsidiary of the Company, meets certain targets (the "Income Target"). In addition, Mr. Winakor was granted options to purchase 100,000 shares with an exercise price of fair market value on date of grant, 25,000 options of which will vest in each year that the Income Target is met beginning on the first anniversary of the date of grant. Mr. Winakor is also entitled to discretionary grants of options. All options granted to Mr. Winakor will vest upon the earlier of (i) the termination of his employment without cause and (ii) a change in control of the Company. See "Stock Option Cancellation and Reissuance." During the term of his employment with the Company, Mr. Winakor is also entitled to (i) participation in all other benefit plans provided by the Company to its executives, (ii) four weeks paid vacation per year and (iii) a $1,000 per month non-accountable car allowance. The agreement restricts Mr. Winakor from competing with the Company or soliciting customers or other business for any entity other than the Company during the term of the agreement and for a period of one year following termination, and from disclosing certain confidential information with respect to the Company. If, however, Mr. Winakor's employment is terminated without cause or he terminates his agreement upon a material breach by the Company, the non-compete and non-solicit restrictions will not apply following termination.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and the notes thereto set forth, as of September 11, 1998, the beneficial ownership of the Company's Common Stock ("Common Stock") by
(i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                              BENEFICIAL OWNERSHIP(2)
                                                              -----------------------
NAME AND ADDRESS(1)                                           COMMON STOCK    PERCENT
-------------------                                           ------------    -------
Lighthouse Capital Insurance Company........................   1,687,750        7.4
C. Keith Hartley............................................     319,445(3)     1.4
L. E. Richey, M.D...........................................      15,000          *
Michael A. O'Hanlon.........................................       8,000          *
Gordon C. Rausser, Ph.D.....................................     625,000(4)     2.8
Joseph A. Paul..............................................     167,475(5)       *
David Cohen.................................................      34,750(6)       *
Alan M. Winakor.............................................     327,128(7)     1.4
Len V. Platt................................................      16,162(8)       *
Todd R. Smith...............................................      44,999(9)       *
All directors and executive officers as a group
  (14 persons)..............................................   1,781,173(10)    7.8

---------------

* Less than 1%.
 (1) The address for all of the Directors and Named Executive Officers is in care of US Diagnostic Inc., 777 South Flagler Drive, Suite 1201 East, West Palm Beach, Florida 33401.
 (2) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days after September 11, 1998 have been exercised. Calculation of percentage ownership was based on 22,712,433 shares of Common Stock outstanding as of September 11, 1998.
 (3) Mr. Hartley is a Managing Partner, Corporate Finance, of Forum Capital Markets LLC ("Forum"), which served as an underwriter in connection with the Company's $57.5 million subordinated convertible debenture offering. Forum is the holder of record of warrants to purchase 319,445 shares of Common Stock. Mr. Hartley disclaims beneficial ownership of such shares.
 (4) Includes 400,000 shares subject to warrants and 75,000 shares of restricted stock granted under the 1995 Long Term Incentive Plan (the "1995 Plan") over which Dr. Rausser exercises voting power, 24,000 shares of which are subject to a five-year vesting period and 51,000 shares of which are subject to a three-year vesting period. Accordingly, Dr. Rausser does not currently have investment power over 53,200 shares of the 75,000 shares of restricted stock which have not yet vested.
 (5) Includes 93,750 shares subject to options (See "Stock Option Cancellation and Reissuance") and 45,000 shares of restricted stock granted under the 1995 Plan over which Mr. Paul exercises voting power, 20,000 of which will vest in four additional equal annual installments beginning in October 1998 or immediately upon a change in control of the Company. Accordingly, Mr. Paul does not currently have investment power with respect to 20,000 of the 45,000 shares of restricted stock which have not yet vested.
 (6) Includes 31,250 shares subject to options. (See "Stock Option Cancellation and Reissuance").
 (7) Includes 12,500 shares subject to options. (See "Stock Option Cancellation and Reissuance").
 (8) Includes 12,500 shares subject to options. (See "Stock Option Cancellation and Reissuance").
 (9) Includes 44,999 shares subject to options.
(10) Includes all shares and options described in footnotes 3-9 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1998, the Company purchased a condominium from J. Wayne Moor, the Company's Chief Financial Officer, for $200,000 to facilitate Mr. Moor's relocation to Palm Beach County, Florida. The Company is currently negotiating a contract for the sale of the condominium to a third party for substantially the same price.

     In March 1998, the Company completed reimbursement to Leon Maraist for approximately $65,000 in relocation costs to facilitate his relocation to Palm Beach County, Florida.

     In July 1996, in an arm's length transaction and prior to the time that Laurans A. Mendelson, a former director and Chairman of the Company, became a director of the Company, the Company acquired all of the outstanding capital stock of MediTek Health Corporation from HEICO. Mr. Mendelson is the Chief Executive Officer, President and Chairman of the Board of HEICO. The consideration paid by the Company to HEICO was approximately $13 million in cash plus a five-year, $10 million convertible note bearing interest at a rate of 6 1/2% per annum. The Note was originally convertible into the Company's Common Stock at $9.25 per share, or an aggregate of 1,081,081 shares. The Company granted HEICO certain registration rights with respect to these shares of Common Stock. The Note was redeemable at any time prior to the registration under the Securities Act of 1933 of the shares into which the Note is convertible. In September 1997, the Note was amended such that (i) the Note is convertible into shares of the Company's Common Stock at $8.50 per share, or an aggregate of 1,176,471 shares, and (ii) the Note is due and payable in full on June 30, 2001, subject to earlier redemption at the option of the Note holders commencing on January 1, 1999 if the shares into which the Note is convertible have not at that time been registered under the Securities Act. In September 1997, subsequent to the amendment of the Note, HEICO sold the Note to Forum Capital Markets LLC ("Forum"), of which C. Keith Hartley, a director of the Company, is a Managing Partner (see discussion below regarding Mr. Hartley). In September 1997, Forum resold the Note to purchasers who are unaffiliated with the Company, Forum, HEICO, or Mr. Mendelson. In accordance with the MediTek acquisition agreements, Mr. Mendelson, as designee of HEICO, was elected by the stockholders to the Company's Board of Directors on September 19, 1996. Mr. Mendelson became Chairman of the Board of the Company on February 2, 1997. On December 1, 1997, Mr. Mendelson resigned from the Board of Directors.

     In 1997, the Company paid to HEICO, as reimbursement for time Mr. Mendelson spent on the Company's business, an amount equal to $225 per hour that Mr. Mendelson worked for the Company. The total amount paid to HEICO under this arrangement was $100,350. In September 1997, the reimbursement arrangement was terminated, and no further payments will be made to HEICO under the arrangement.

     The Company is a party to a Consulting Agreement effective as of January 1, 1995, with Gordon C. Rausser, as amended, pursuant to which Dr. Rausser, a Director of the Company, acts as a consultant to the Company on economic, financial and strategic matters. Under the agreement, as amended, Dr. Rausser is entitled to a consulting fee of $25,000 per quarter until December 31, 1999, provided that he offers or agrees to serve as a Director of the Company and offers or agrees to serve as a consultant under the agreement. In connection with entering into the agreement, as amended, Dr. Rausser received a warrant to purchase 400,000 shares of Common Stock of the Company exercisable at $5.00 per share at any time through December 31, 1999. In addition, in October 1996, the Company issued 24,000 restricted shares of Common Stock with a fair market value of $12.625 per share to Dr. Rausser under the 1995 Plan, and in January 1997, the Company issued an additional 51,000 restricted shares of Common Stock with a fair market value of $8.625 per share to Dr. Rausser under the 1995 Plan, in connection with the Consulting Agreement.

     In December 1996, the Company and Jeffrey Goffman, who was at the time the Company's Chief Executive Officer, entered into a Settlement Agreement with Consolidated General Ltd., U.K. Errington Ltd., and certain other persons (collectively, the "Claimants"). Under the Settlement Agreement, the Company issued an aggregate of 68,400 shares of its Common Stock, with a fair market value of $654,000 at the date of issuance, to the Claimants and paid to the Claimants an aggregate of $1.3 million in cash. In exchange, the Claimants executed general releases in favor of the Company and Mr. Goffman. Under the Settlement Agreement, the Claimants settled claims relating to allegations that they had escrowed too many shares of their Common Stock under the escrow agreement entered into in connection with the Company's initial public offering. The Claimants also released their claims relating to promissory notes in the aggregate principal amount of $850,000 executed by Mr. Goffman in favor of the Claimants, which promissory notes were collateralized by 150,000 shares of the Company's Common Stock owned by Mr. Goffman. After the execution of these promissory notes, Mr. Goffman executed an assignment and assumption agreement on behalf of himself and the Company, under which the Company purportedly assumed Mr. Goffman's obligations under such promissory notes. These promissory notes were executed by Mr. Goffman in payment of consideration to the Claimants under consulting agreements between Mr. Goffman and the Claimants, which Mr. Goffman asserted were entered into by him for the benefit of the Company. Under the terms of these consulting agreements, the Claimants were to provide consulting and advisory services to Mr. Goffman, purportedly on behalf of the Company, to assist in funding, evaluating and structuring business opportunities and transactions. The fair market value of the shares issued and the cash paid totaled $2 million and is included in loss on settlement of claims in the accompanying 1996 consolidated statements of operations. Subsequently, the Claimants alleged that the Company had not registered the aforementioned 68,400 shares of Common Stock by the date contemplated in the December 1996 Settlement Agreement and made claims against the Company. The dispute was settled as to Consolidated in November 1997 and as to Errington in January 1998 by payment by the Company to the Claimants of a total of approximately $364,000 to settle all additional claims and the Company was released from any further liability under the December 1996 Settlement Agreement. The settlement amount was expensed in the accompanying 1997 consolidated statement of operations.

     On February 3, 1997, Jeffrey Goffman, at the time the Company's Chairman and Chief Executive Officer, was voluntarily placed on administrative leave by the Company's Board of Directors. During this administrative leave, he was relieved of all corporate duties and did not participate in any meetings of the Company's Board of Directors. On March 25, 1997, Mr. Goffman declared his election to treat himself as having been terminated without cause by the Company under his employment contract, thus invoking constructive termination provisions of his employment agreement. This action followed the recommendation of a Special Committee of the Board of Directors reviewing the Company's former relationship with Coyote Consulting and Keith Greenberg, an employee of Coyote who had provided services to the Company.

     On April 24, 1997, the Company and Mr. Goffman entered into a Letter of Intent (the "Letter") with respect to the resolution of employment related disputes between them. Pursuant to the terms of the Letter, Mr. Goffman resigned as an officer, director and employee of the Company effective as of March 31, 1997, and received $165,000 upon execution of the Letter. On July 11, 1997, the Company and Mr. Goffman entered into a Settlement Agreement and General Release (the "Settlement Agreement"), pursuant to which, among other things, the Company paid Mr. Goffman an additional $33,000 implementing the terms of the Letter and agreed to pay an additional $267,000 in sixteen equal monthly consecutive installments of $17,000 beginning in August 1997. Mr. Goffman also agreed to transfer or vote, as required by the Company, all proxies or other agreements by which he exercised the right to vote or exercise legal control over the Company's stock in which others have a beneficial interest. As part of this settlement, it was agreed that all previously vested restricted stock and stock options granted to Mr. Goffman would be retained by him and all unvested restricted stock as of March 31, 1997 (220,000 shares) would become vested and be placed in an escrow account. In addition, unvested options for 100,000 shares of Company Common Stock which are exercisable at $5.125 per share were placed in the escrow account. Notwithstanding Mr. Goffman's resignation, these options will vest in accordance with the schedule originally established at the time such options were awarded to Mr. Goffman or, if earlier, upon the sale of the Company or a change of control on or before March 31, 1999. All other options which were unvested as of March 31, 1997 (specifically the 100,000 options granted on June 1, 1996 exercisable at $7.125 and the 250,000 options granted on October 9, 1996 exercisable at $12.125) will vest only upon the sale of the Company or a change in control on or before March 31, 1999.

     The $165,000 paid to Mr. Goffman upon execution of the Letter, the $33,000 paid within two days of the execution of the Settlement Agreement, the $267,000 to be paid over sixteen months and unamortized deferred compensation relating to Mr. Goffman in the amount of $2.3 million were recorded in Settlement with Former Chief Executive Officer during the second quarter of fiscal year 1997 ended June 30, 1997.

     On September 30, 1997 the Company entered into a second settlement with Mr. Goffman which fully resolved the remaining issues between them including ownership of the escrow account previously established. Pursuant to this settlement, Mr. Goffman agreed to contribute $1 million to the Company's settlement of the class actions in the form of $850,000 cash and the forgiveness of the next nine monthly payments totaling $150,000 which would otherwise be due to him from the Company under the earlier settlement. Mr. Goffman delivered the $850,000 to the Company on March 17, 1998. The Company thereafter released its claim to the securities covered by the Escrow and Settlement Agreement. During the quarter ended September 30, 1997, a credit of $1.0 million was recorded in Settlement with Former Chief Executive Officer to reflect the expected contributions from Mr. Goffman which were subsequently received.

     Michael D. Karsch, former Senior Vice President, General Counsel and Secretary of the Company, and the Company were parties to a five-year employment agreement dated June 1, 1996. On February 3, 1997, Mr. Karsch was placed on administrative leave by the Company's Board of Directors. This action followed the recommendation of a Special Committee of the Board of Directors reviewing the Company's former relationship with Coyote Consulting and Keith Greenberg. During this administrative leave, Mr. Karsch was relieved of all corporate duties and did not participate in any meetings of the Company's Board of Directors. On March 25, 1997, Mr. Karsch declared his election to treat himself as having been terminated without cause by the Company under his employment contract, thus invoking constructive termination provisions of his employment agreement. The Company has treated this election as a resignation. The Company has not yet agreed to any severance arrangements with Mr. Karsch. The Company is currently exploring, through counsel, the possibility of resolving any claims with respect to Mr. Karsch's employment contract. At December 31, 1997, the Company has deferred compensation totaling $467,000 relating to Mr. Karsch.

     A member of the Company's Board of Directors, C. Keith Hartley, is the Managing Partner of Forum Capital Markets LLC ("Forum"). Forum was the underwriter of the Company's $57.5 million subordinated convertible debenture offering, and was paid an underwriting fee of $2.9 million. In addition, the Company sold to Forum, for nominal consideration, warrants which entitle Forum to purchase 319,445 shares of Common Stock of the Company at an exercise price of $9.00 per share. Mr. Hartley was elected to the Board of Directors of the Company on September 19, 1996, subsequent to the debenture offering.

     The Company entered into an Installation Agreement ("Installation Agreement") dated February 27, 1997, and a Network Support Agreement ("Support Agreement") dated July 31, 1997, with CIERRA Solutions, Inc. ("CSI"). A brother of Todd Smith, Vice President and Chief Information Officer of the Company, is a substantial minority stockholder with CSI. CSI has been providing project management services to the Company in connection with the deployment of a wide area computer network to over 100 of the Company's locations and other services since February 1996. The effective date of the Installation Agreement is February 1, 1997, and has a one-year term. The effective date of the Support Agreement is July 31, 1997 and has a six-month term. Payments made to CSI in the year ended December 31, 1997 totaled $1.1 million, including reimbursement for expenses and equipment purchases of $268,000. Payments made to CSI in the year ended December 31, 1996 totaled $334,000, including reimbursement for expenses and equipment purchases of $64,000.

     In June 1996, the Company acquired U.S. Imaging, Inc. ("U.S. Imaging") in a merger transaction pursuant to which U.S. Imaging merged into a wholly-owned subsidiary of the Company. The merger consideration paid to the former sole stockholder of U.S. Imaging, the Reese General Trust (the "Reese Trust"), was $7,000,000 in cash and 1,671,000 shares of the Company's Common Stock, of which 671,000 shares were placed in escrow. The Reese Trust transferred the shares to Lighthouse Capital Insurance Company. Dr. Richey does not have beneficial ownership of these shares. The shares held in escrow were to be released to Lighthouse if certain financial results were achieved by U.S. Imaging in 1997 and 1998. Of the shares held in escrow, 400,000 shares were released in 1997 and the balance was released in 1998. L. E. Richey, a director and Chairman of the Board of the Company, was the President of U.S. Imaging at the time of the merger. Dr. Richey became a Director of the Company in June 1997 and was not a Director or an employee of the Company at the time that the Company acquired U.S. Imaging.

     In October 1996, the Company purchased 100% of the capital stock of Medical Marketing Development ("MMD") from Alan Winakor, an Executive Vice President of the Company. Mr. Winakor was not an employee of the Company on the date that the Company acquired MMD. In 1996, the Company also acquired four other partnerships of which Mr. Winakor was the President and general partner. Pursuant to the purchase agreements, the payment of a portion of the consideration for the purchases of MMD and the other acquired entities was contingent upon the achievement of certain financial results by the acquired entities, and an aggregate of 88,679 shares of the Company's Common Stock were held in escrow pending release to Mr. Winakor upon the achievement of such results. In 1997, the requisite milestones were reached so (i) the 88,679 shares of the Company's Common Stock were released from escrow to Mr. Winakor and (ii) the Company paid $732,000 to Mr. Winakor and issued 79,135 shares of Common Stock to Mr. Winakor.

     Pursuant to the terms of a Subscription Agreement dated December 1, 1996, the Company purchased approximately 5,000,000 shares (which as a result of the reverse 4:1 stock split in 1998 currently number 1,250,000 shares) of common stock of Diversified Therapy Corp. ("DTC" ) for $3.5 million, representing approximately 25% of all of the outstanding common stock of DTC at September 11, 1998. DTC commenced operations in 1996 to develop a leadership position in the ownership and operations of U.S. wound care treatment facilities utilizing hyperbaric chambers. On the date of the Subscription Agreement and on December 31, 1996, the President of DTC was Keith Greenberg. Mr. Greenberg, on behalf of Coyote Consulting previously had provided consulting services to the Company. In January 1997, Mr. Greenberg resigned as President of DTC. Mr. Almand, an executive officer and former director of the Company, is the Chairman of the Board and a more than 5% beneficial owner of DTC. Mr. Rausser, a director of the Company, and Mr. Jacobson, a former director of the Company, are also directors of DTC. As a result of losses incurred by DTC, the Company recorded a loss of $3,537,184 as of June 30, 1997, representing the Company's entire recorded investment in DTC.

     In December 1994, the Company entered into a five-year consulting agreement with Coyote Consulting, which was amended in October 1995 and amended and restated on June 1, 1996, effective January 1, 1996, pursuant to which the Company paid Coyote Consulting an annual draw of $185,000. Coyote Consulting was also entitled to a finder's fee of 2% of the aggregate purchase price of any entity acquired by the Company as a result of an introduction by Coyote Consulting. It is believed that Coyote Consulting is owned by Keith Greenberg's wife, Elise Nulman Greenberg, and a family trust. Mrs. Greenberg is a former employee of the Company. Cash compensation paid to, and the value of restricted stock granted and compensatory stock options issued to Coyote Consulting for the years ended December 31, 1996 and 1995, totaled $5,596,750 and $138,126, respectively.

     In December 1996, the Company negotiated a Termination Agreement with Coyote Consulting (the "Termination Agreement"), which terminated the existing consulting agreement, subject to ratification by the Company's Board. As of this date, the Company's Board has deferred the issue of ratification pending further study. In connection with the terms of the unratified Termination Agreement, the Company paid to Coyote Consulting the sum of $620,000 representing one-half of the finder's fees due Coyote Consulting upon closing of the then-pending acquisition of Medical Diagnostics, Inc., which was closed in February 1997, and the then-pending acquisition of American Shared Hospital Services. Under the terms of the unratified Termination Agreement, the remaining portion of the finder's fees on such acquisitions would be payable at closing of the acquisitions. In the event that the Company's acquisition of American Shared Hospital Services did not close, the payment on account of the finder's fee was to be credited toward finder's fees on future acquisitions as discussed below. On April 28, 1997, the Company announced it had terminated further negotiations to acquire American Shared Hospital Services.

     The unratified Termination Agreement would also provide that all unvested shares of restricted stock and unvested options to purchase the Company's Common Stock held by Coyote Consulting would be vested as of the date of the Agreement, except that 50,000 unvested stock options granted June 1, 1996, with an exercise price of $7.125 per share would, pursuant to the terms of the original grant, vest only if the Company's Common Stock trades at a price in excess of $15.00 per share prior to June 1, 1999. At January 21, 1997, Coyote Consulting held 105,000 shares of restricted stock, of which 25,000 were vested prior to the Termination Agreement and a total of 250,000 stock options, of which 50,000 were vested prior to the

Termination Agreement. Mr. Greenberg has not received a certificate for 50,000 of these restricted shares, and the Company is disputing his entitlement to these shares.

     Coyote Consulting and Keith Greenberg have sued the Company alleging that they are entitled to receive additional cash, stock and/or options in an unspecified amount in connection with the termination of the Consulting Agreement. The Company has not yet been required to answer the complaint but intends to vigorously defend the claims and to assert cross-claims exceeding the amount claimed by Coyote and Mr. Greenberg.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") file reports of ownership and changes in ownership of the Company's Common Stock to the Securities and Exchange Commission and The Nasdaq Stock Market. Copies of these reports are also required to be delivered to the Company.

     Except as set forth below, the Company believes that, based solely on its review of the copies of such reports received and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its Reporting Persons were complied with, except that Wayne Moor inadvertently filed a Form 3 late; Leon Maraist inadvertently filed on Form 4 late for two transactions; Len Platt inadvertently filed a Form 3 late and a Form 4 for one transaction late; David Cohen filed a timely Form 5 in February 1998 reporting one transaction for which he inadvertently failed to file a Form 4 and inadvertently failed to file a Form 4 for one transaction; L.E. Richey inadvertently filed a Form 3 late and a late Form 5 reporting a grant of options; and Arthur Quillo inadvertently failed to file a Form 3.

                    RELATIONSHIP WITH THE COMPANY'S AUDITORS

     Representatives of Arthur Andersen LLP, the independent certified public accountants who audited the Company's financial statements for 1997, are expected to be present at the Annual Meeting. Such representatives will be afforded the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from stockholders. The Company is not required to obtain stockholder approval or ratification of its selection of its auditors under the laws of the State of Delaware, and the Audit Committee and the Board of Directors have the discretion to select the Company's auditors as appropriate.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. However, if any matter is properly presented at the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     The Annual Meeting of Stockholders for the fiscal year ending December 31, 1998 is expected to be held no later than October 20, 1999. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office no later than May 24, 1999, for inclusion in the Proxy Statement and form of proxy related to that meeting. Any proxy received by the Company in connection with the 1999 annual meeting may confer discretionary authority to vote on any stockholder proposal not received by the Company by August 6, 1999. Any such proposal should be addressed to Francis J. Harkins, Jr., Secretary, US Diagnostic Inc., 777 South Flagler Drive, Suite 1201 East, West Palm Beach, Florida 33401.

                                          By Order of the Board of Directors,

                                          /s/ FRANCIS J. HARKINS, JR.

                                          FRANCIS J. HARKINS, JR.
                                          Secretary
Dated: September 21, 1998

                                                                      Appendix A



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               US DIAGNOSTIC INC.
                FOR THE 1998 ANNUAL MEETING OF THE STOCKHOLDERS

                                OCTOBER 20, 1998

    The undersigned stockholder of US Diagnostic Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 21, 1998, and the 1997 Annual Report on Form 10-K, and hereby appoints Joseph A. Paul and L.E. Richey, M.D. or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of US Diagnostic Inc. to be held on Tuesday, October 20, 1998 at 10:00 a.m., local time, at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH HEREIN.

1. ELECTION OF DIRECTORS:

[ ] FOR all nominees listed below (except as indicated)  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

    IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.

C. Keith Hartley                 Kenneth R. Jennings              David McIntosh                   Michael A. O'Hanlon
Joseph A. Paul                   Gordon C. Rausser, Ph.D.         L.E. Richey, M.D.

                 (Continued and to be SIGNED on the OTHER SIDE)

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                              DATED: ___________________, 1998

                                              ----------------------------------
                                              SIGNATURE

                                              ----------------------------------
                                              SIGNATURE IF SHARES HELD JOINTLY

                                              NOTE: Please sign exactly as name
                                              appears hereon. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by the President or other
                                              authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.